Exhibit 99.6

January 10, 2008

Knute C. Albrecht, as Stockholders’
Representative for the Stockholders of
Elmet Technologies, Inc.
Argosy Investment Partners II, L.P.
950 W. Valley Road, Suite 2900
Wayne, PA 19087

Dear Mr. Albrecht:

1.             Background. In a letter to Harbor Acquisition Corporation (“Harbor”) dated January 10, 2008, Elmet Technologies, Inc. (“Elmet”) advised Harbor that, subject to the terms and conditions described in that letter, Elmet intends to purchase up to 2.0 million shares (the “Purchased Shares”) of Harbor’s common stock prior to the adjourned session of Harbor’s Special Meeting of Stockholders scheduled to be held on January 23, 2008 (such session, together with any subsequent adjourned sessions, the “Stockholders Meeting”) and to distribute the Purchased Shares to the then Elmet stockholders (collectively and together with any entity or person to which such shares are subsequently distributed or transferred other than in a sale, the “Elmet Stockholders”) prior to the closing of the acquisition of Elmet by Harbor (the “Acquisition”). Harbor’s founders (other than Edward Cady and William Mahoney, who are independent directors and collectively own 4% of the total Founders Shares, as defined below) (the “Harbor Founders”) have offered to provide certain price protection against future decreases in the market price of the Purchased Shares.

2.             Shares Subject to Price Protection.  The Harbor Founders hereby offer price protection for 100% of up to 2.0 million Purchased Shares on the terms described herein, through the potential transfer to the Elmet Stockholders of shares of Harbor common stock which were issued to the Harbor Founders prior to Harbor’s initial public offering (“Founders Shares”). Those Harbor Founders executing this letter agreement below represent that they now collectively hold 2.55 million Founders Shares and that up to 1.375 million Founders Shares (from their own and other Harbor Founders’ respective holdings) will be subject to potential transfer to the Elmet Stockholders to satisfy price protection.  Upon release from escrow of the stock certificates representing the Founders Shares six months following the closing of the Acquisition and from any pledge required by a lender which has financed the purchase of shares of Harbor common stock by the Harbor Founders (or an affiliate thereof) prior to the Stockholders Meeting, the Harbor Founders shall legend the certificates representing such Founders Shares to state that such shares are subject to the price protection outlined herein.

The shares of Harbor common stock received as consideration under the Harbor, Elmet and Elmet Stockholders stock purchase agreement are not subject to price protection.

3.                                       Measurement Date.   The Harbor Founders and the Elmet Stockholders’ Representative will determine the “Market Value” of a share of HAC common stock for purposes of the price protection on that date which is 24 months from the date of Stockholders Meeting (the

“Measurement Date”).   The Market Value will equal the average closing prices per share of Harbor common stock during the 20 trading days prior to the Measurement Date, provided that in the event of an Offered Sale, as described in Section 4, the Market Value shall be the selling price of the Purchased Shares, net of commissions. The Harbor Founders will deliver to the Elmet Stockholders then holding the Purchased Shares that number of Founders Shares equal in value (based on the Market Value per share) to any deficiency in the Market Value measured against the gross price paid (including commissions) for the Purchased Shares as of the Measurement Date or, if applicable, as of the date of an Offered Sale.

4.             Early Sales.  Any Purchased Shares sold by Elmet Stockholders prior to the Measurement Date will not be subject to the price protection.  Notwithstanding the foregoing, a majority-in-interest of the Harbor Founders may offer the Elmet Stockholders an opportunity to sell (an “Offered Sale”) all or a portion of the Purchased Shares (on a pro rata basis, to the extent the offer does not apply to all of the Purchased Shares) in one or more private sales or registered offerings prior to the Measurement Date at a price per share no lower than the Limit Price (as defined below).  The price protection shall apply to sales of Purchased Shares in connection with such Offered Sale to the extent described herein.  To the extent an Elmet Stockholder elects not to participate in the Offered Sale, the Purchased Shares held by such Elmet Stockholder that would have been sold in such Offered Sale shall no longer be subject to the price protection described herein.

5.             Limitations.  The price protection will be limited by the following:

(a)           The price protection shall apply to the extent the Market Value decreases, but the price protection shall not go below $5.00 per share (the “Limit Price”).   The Founders Shares transferred pursuant to the price protection would be valued at the Market Value, but not less than the Limit Price.

Example: If 2.0 million Purchased Shares are purchased at $5.90 ($11,800,000), then the Harbor Founders would price protect against decreases in the Market Value of the Harbor common stock to $5.00.    Therefore, if the price dropped to $5.00 or lower, the maximum number of shares transferred would be 360,000 (($5.90 - $5.00) * 2.0 million shares) / $5.00).

(b)           The maximum number of Founders Shares that may be transferred to the Elmet Stockholders would be limited to no more than 1.375 million Founders Shares owned by the Harbor Founders on the Measurement Date or as of an Offered Sale date.  The Harbor Founders agree not to sell, transfer or dispose of any Founders Shares prior to the Measurement Date, except to the extent the proceeds are used to pay any amounts due under loans to them or their affiliates in connection with purchases of Harbor shares prior to the Stockholders Meeting.  Notwithstanding the foregoing, the Harbor Founders shall use their reasonable best efforts to cause any such sale of Founders Shares to only occur after all other Harbor shares owned by the Harbor Founders or any such affiliates (including the shares purchased prior to the Stockholders Meeting) are first sold to pay any such amounts.  Moreover, no Founders Shares may be sold to satisfy amounts that are not then due and payable or permitted to be prepaid by the terms of such loans.

6.             Recourse.  Except to the extent of a breach by a Harbor Founder or an entity or entities utilized by one or more of the Harbor Founders with respect to the matters set forth herein, the

Elmet Stockholders shall have recourse solely to the up to 1.375 million Founders Shares described above.

7.             Registration and Sale Priority.  The Harbor Founders (except to the extent that they are indirectly current holders of Elmet common stock) agree that shares of Harbor common stock held by any Elmet Stockholder (including shares received in the acquisition of Elmet and, if applicable, the Purchased Shares) as of the closing of the Acquisition will enjoy priority over the Harbor Founders (and their respective affiliates) in the filing of a registration statement with respect to the resale of such shares such that no registration statement may be filed by Harbor for the benefit of the Harbor Founders (or their respective affiliates) unless and until either (i) a registration statement has been filed with, and declared effective by, the Securities and Exchange Commission with respect to the shares of Harbor common stock held by the Elmet Stockholders or (ii) a registration statement filed for the benefit of the Harbor Founders (or their respective affiliates) also permits the resale by the Elmet Stockholders of Harbor common stock on the terms described in this Section 7. The Harbor Founders (except to the extent that they are indirectly current holders of Elmet common stock) further agree that, except as may otherwise be required by a managing underwriter in any registered offering of Harbor common stock, the shares of Harbor common stock held by any Elmet Stockholder (including shares received in the acquisition of Elmet and, if applicable, the Purchased Shares) as of the closing of the Acquisition will enjoy priority over the Harbor Founders (and their respective affiliates) in any underwritten public offering or similar sale occurring prior to the Measurement Date.  However, in no event shall this priority mean that the Elmet Stockholders have any priority over Harbor itself in any potential underwritten offering or similar sale, it being acknowledged and agreed that Harbor is not a party to this agreement.

If the foregoing is satisfactory to you, please sign and return a copy of this letter, whereupon this letter shall be an agreement between us and the Elmet Stockholders in accordance with the terms above.

Sincerely yours,

/s/ Robert J. Hanks
Robert J. Hanks

/s/ David A. Dullum
David A. Dullum

/s/ Todd A. Fitzpatrick
Todd A. Fitzpatrick

/s/ Christopher R. Young
Christopher R. Young

/s/ John Carson
John Carson

Acknowledged and agreed as of the date above:

/s/ Knute C. Albrecht
Knute C. Albrecht, as Stockholders’
Representative for the Stockholders of
Elmet Technologies, Inc.